UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: December 17, 2014
(Date of earliest event reported)

Timberline Resources Corporation
(Exact name of registrant as specified in its charter)

Commission File Number: 001-34055
________________

Delaware (State or other jurisdiction of incorporation)	82-0291227 (IRS Employer Identification No.)

101 East Lakeside Avenue
Coeur d’Alene, Idaho 83814
(Address of principal executive offices, including zip code)

 (208) 664-4859
(Registrant’s telephone number, including area code)

 Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On December 19, 2014, Timberline Resources Corporation (the “Company”), filed a Current Report on Form 8-K (the “Original Report”) to report the appointment of Kiran Patankar as the Company’s Chief Executive Officer, effective January 1, 2015, following the resignation of  Paul Dircksen from the same position.  This amendment updates Item 5.02 in the Original Report to disclose additional information regarding compensation arrangements of Mr. Patankar.  No other changes have been made to the Original Report.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In relation to his appointment as Chief Executive Officer, as disclosed in the Original Report, the Company granted Mr. Patankar 100,000 shares of common stock of the Company (“Inducement Shares”) and stock options to purchase 100,000 shares of common stock (“Inducement Options”), to be issued outside the Company’s shareholder approved Amended 2005 Equity Incentive Plan (“Equity Plan”), with the issuance of the Inducement Shares and the Inducement Options being subject to necessary regulatory approvals.

On January 23, 2015, the NYSE MKT approved the issuance of the Inducement Shares.  However, due to unresolvable conflicts between the rules of the NYSE MKT and the TSX Venture Exchange regarding the issuance of the Inducement Options outside of the Equity Plan, the Company did not receive the necessary regulatory approvals for issuance of the Inducement Options and the Inducement Options will no longer be issued to Mr. Pantankar.  Instead, Mr. Patankar, who began his service as Chief Executive Officer on January 1, 2015, is eligible to participate in the Equity Plan at the discretion of the Company’s Compensation Committee and Board of Directors pursuant to the terms and conditions of the Equity Plan, as previously disclosed.  To date, the Compensation Committee has granted Mr. Pantankar 34,189 options under the Equity Plan, exercisable at a price of $0.74 per share. Future issuances to Mr. Pantankar will be pursuant to shareholder approved equity incentive plans at the discretion of the Compensation Committee and the Board of Directors, will be priced at the time of any such issuance and will be issued pursuant to the disclosed terms and conditions of the shareholder approved plan under which they are issued.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIMBERLINE RESOURCES CORPORATION
Date: January 27, 2015	By:	/s/ Randal Hardy
Randal Hardy Chief Financial Officer